XM SATELLITE RADIO INC. AND SUBSIDIARIES

Exhibit 23.1

Consent of Independent Registered Accounting Firm

The Board of Directors

XM Satellite Radio Inc.:

We consent to the incorporation by reference in the registration statements No. 333-130812 on Form S-3 and No. 333-115323-01 on Form S-4 of XM Satellite Radio Inc. and subsidiaries of our report dated March 15, 2006 with respect to the consolidated balance sheets of XM Satellite Radio Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of XM Satellite Radio Inc.

/s/ KPMG LLP

McLean, VA

March 15, 2006